EXHIBIT 99.2

Investor Presentation Materials

OrthAlliance Overview

- A leading provider of business services to orthodontic and pediatric dentistry practices in the United States
- Affiliated with 226 orthodontists and pediatric dentists practicing in 395 centers throughout the United States, as of March 31, 2001

Orthodontic
Centers of America®

Transaction Overview

- Proposed stock-for-stock merger of OCA and OrthAlliance
  - Purchase accounting treatment
  - Tax-free to OCA and its stockholders
- OrthAlliance stockholders receive 0.1658 shares of newly issued OCA common stock for each OrthAlliance share
  - Subject to possible reduction in consideration based on the number of OrthAlliance's doctors that elect to sign a three year employment contract with OCA.

Orthodontic Centers of America®

Transaction Overview

- OrthAlliance stockholders would receive shares of OCA's common stock based on a fixed exchange ratio, ranging from 0.09214 to 0.16585 of a share of OCA common stock
- Applicable exchange ratio correlated to the percentage of OrthAlliance's affiliated professionals that amend agreements in accordance with terms described in the merger agreement.

Orthodontic Centers of America®

Strategic Rationale

- Enthusiasm for doctors
- Sound transaction structure
- Earnings enhancement
- OCA's proven track record of acquisitions
- Consistent with strategy

Orthodontic
Centers of America®

Strategic Rationale

- <u>Enthusiasm for Doctors</u>
  - OrthAlliance has same the type of doctors OCA actively recruits
  - Addition of 226 professionals will serve as an excellent complement to the OCA's existing base of over 400 doctors.
  - We have met with some of the leading doctors of OrthAlliance and are impressed with the quality of the people and practices.

Orthodontic Centers of America®

Strategic Rationale

- <u>Sound Transaction Structure</u>
  - Enables OCA to understand fully the benefit provided from doctors amending their existing agreements in advance of closing the transaction
  - Offers protection in the unlikely event fewer than anticipated doctors agree to such terms
  - Provides certainty and visibility

Orthodontic Centers of America®

Strategic Rationale

- **Earnings Enhancement**
  - Transaction is accretive in 2002 *without synergies* by approximately $0.09 per share
  - Conservatively expect to benefit from $7.4 million in annual, identifiable cost savings
  - Outstanding strategic synergies such as enhanced revenue growth and margin expansion

Orthodontic Centers of America®

Strategic Rationale

- OCA's Proven Track Record of Acquisition
  - Successful integration of Apple practices during year 2000
  - Similar experience, similar challenges
  - We know all facets of the business well
  - All Apple doctors who affiliated with OCA converted to OCA model

Orthodontic Centers of America®

Strategic Rationale

- **Consistent with OCA's Strategy**
  - Further establishes OCA as the leading provider of integrated business services to orthodontic practices
  - Opportunity to leverage resources and services over a larger base
  - Builds the brand

Orthodontic Centers of America®